Exhibit 4.1

AMENDMENT NO. 1 TO INVESTOR RIGHTS AGREEMENT

This Amendment No. 1 to Investor Rights Agreement (this “Amendment”), dated as of May 20, 2025 (the “Effective Date”), amends that certain Investor Rights Agreement (the “Rights Agreement”) entered into on March 19, 2025 by Novel Inspiration International Co., Ltd. (“Investor”) and IRIDEX Corporation (the “Company”). Capitalized terms not defined herein shall have the terms ascribed to them in the Rights Agreement.

RECITALS

A.
WHEREAS, the Company and Investor previously entered into the Rights Agreement, pursuant to which, among other matters, Investor was granted certain rights to appoint and maintain Director Nominees on the Board of Directors of the Company (the “Board”).
B.
WHEREAS, Section 8(f) of the Rights Agreement provides that the provisions of the Rights Agreement may not be amended, modified or supplemented unless signed in writing by the Company and the Investor.
C.
WHEREAS, the Company and the Investor have proposed to amend the Rights Agreement as set forth herein in order to require unanimous approval of the Board in connection with certain non-liquidation sale transactions of the Company.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Amendment to Section 7(b) of the Rights Agreement. Effective as of the Effective Date, Section 7(b) of the Rights Agreement is hereby amended to add a new subsection (iv) as follows:

“(iv) the Company shall not, without the unanimous consent of the Board, consummate any sale, lease or other disposition of a substantial portion, but less than substantially all, of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company.”

2.
Miscellaneous.
(a)
Amendment. This Amendment may not be amended, waived, discharged or terminated other than in accordance with Section 8(f) of the Rights Agreement.
(b)
Governing Law. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the governing law provisions of the Rights Agreement.

(c)
Entire Agreement. This Amendment and the Rights Agreement (to the extent not hereby amended), including the exhibits attached thereto, constitute the full and entire understanding and agreement between the parties for the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner for the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.
(d)
Severability. If any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amendment, and such court will replace such illegal, void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amendment shall be enforceable in accordance with its terms.
(e)
Counterparts. This Amendment may be executed in one (1) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile or PDF electronic copies of signed signature pages will be deemed binding originals.

(signature page follows)

The parties to this Amendment No. 1 to Investor Rights Agreement have executed this Amendment as of the Effective Date.

NOVEL INSPIRATION INTERNATIONAL CO., LTD

By: /s/ David Lin___________________________

Name: David Lin

Title: Chief Executive Officer

IRIDEX Corporation

By: /s/ Patrick Mercer___________________________

Name: Patrick Mercer

Title: President and Chief Executive Officer